UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 15, 2011

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Street, Suite 26250 Houston, TX	77002-2761
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(877) 290-2772

13710 FNB Parkway, Suite 300, Omaha, NE 68154-05200
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2011, the Board of Directors of TC PipeLines GP, Inc. (the “General Partner”), the general partner of TC PipeLines, LP (the “Partnership”), appointed Sandra P. Ryan-Robinson as Controller and Principal Financial Officer of the General Partner, effective September 30, 2011.  As a master limited partnership, the Partnership is managed by its General Partner and has no officers or directors of its own.

Ms. Ryan-Robinson, age 48, will continue to serve as Director, Pipeline Accounting for TransCanada PipeLines Limited, the indirect parent company of the General Partner and a wholly-owned subsidiary of TransCanada Corporation (“TransCanada”).  Ms. Ryan-Robinson has served in various capacities with TransCanada since 1993, including most recently her current position since May 1, 2011, Manager, Accounting Research & Projects from April 2007 to April 30, 2011 and Project Manager, Regulatory Services from August 2003 to April 2007. Prior to joining TransCanada, Ms. Ryan-Robinson was a Manager of Financial Reporting at Royco Hotels and Resorts, a North American hotel management company, from 1992 to 1993, Senior Auditor at Barr Shelley Stewart, a Canadian chartered accounting firm, from 1990 to 1992 and articled with KPMG, a global public accounting firm, from 1986 to 1990.  Ms. Ryan-Robinson is a Chartered Accountant with the Institute of Chartered Accountants of Alberta. She holds a Bachelor of Commerce degree from Concordia University in Montreal, Quebec.

There is no family relationship between Ms. Ryan-Robinson and any other person requiring disclosure under Item 401(d) of Regulation S-K nor is Ms. Ryan-Robinson a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.  Ms. Ryan-Robinson does not have an employment agreement with the Partnership or the General Partner.

Also on September 15, 2011, Robert C. Jacobucci tendered his resignation as Controller and Principal Financial Officer of the General Partner, effective September 30, 2011.  Mr. Jacobucci will continue in his principal occupation as Director, Financial Reporting of TransCanada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP by: TC PipeLines GP, Inc., its general partner
By: /s/ Annie C. Belecki Annie C. Belecki Assistant Secretary

Dated:  September 16, 2011